Exhibit 99.1

NEWS RELEASE for September 8, 2006

Contact:	Allen & Caron Inc Michael Mason (Investors) michaelm@allencaron.com (212) 691-8087	World Fuel Services Corporation Francis X. Shea, EVP, CRAO & Interim CFO fshea@wfscorp.com (305) 428-8000

WORLD FUEL SERVICES CORPORATION DECLARES REGULAR

QUARTERLY CASH DIVIDEND

MIAMI, FL (September 8, 2006) World Fuel Services Corporation (NYSE:INT) announced today that it has declared its quarterly cash dividend of $0.0375 per share payable on October 11, 2006, to shareholders of record on September 22, 2006.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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